Exhibit 99.1

	Contacts:	NEWS RELEASE
Union Drilling, Inc.
Christopher D. Strong, CEO
817-735-8793

FOR IMMEDIATE RELEASE		DRG&E
Ken Dennard / Ben Burnham
713-529-6600

UNION DRILLING REPORTS

2009 FOURTH QUARTER RESULTS

FORT WORTH, TX – March 4, 2010 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the three and twelve month periods ended December 31, 2009.

Revenues for the fourth quarter of 2009 were $40.6 million compared to $80.9 million in the fourth quarter of 2008. The Company reported a net loss of $2.9 million for the quarter, or $0.12 per share, compared to a net loss of $3.7 million, or $0.17 per share, during the fourth quarter of 2008. Union Drilling’s 2009 fourth quarter results included a non-cash $1.1 million charge for the impairment of certain fixed assets related to two rigs that moved from Texas to Appalachia, while the fourth quarter of 2008 included a non-cash $7.9 million charge for the impairment of goodwill. Excluding these charges, fourth quarter 2009 net loss would have been $1.9 million, or $0.08 per share, compared to net income of $4.2 million, or $0.19 per share in the prior year period.

EBITDA for the fourth quarter of 2009 totaled $10.1 million compared to $19.3 million reported in the same period last year. The Company’s calculation of EBITDA excludes the non-cash impairment charges. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, commented, “We’re pleased with the sequential improvement in the fourth quarter from both an operational and financial perspective. So far, the trend in the first quarter has been one of increasing activity, but we have been hampered by weather in all of our markets and we’re seeing lower dayrates than we had last year. The colder than normal winter weather that has brought gas storage levels back to historical norms also has caused us some operational inefficiency in the Northeast. The Barnett Shale, which has been a weak market over the last two quarters, should have significantly better utilization as we move into the second quarter. With a clean balance sheet and ample availability under our line of credit, we invested in numerous top drives as well as walking and skidding systems for pad drilling during the downturn and now that activity is picking up, these upgraded rigs are securing new contracts.”

Operating Statistics

Union Drilling’s average marketed rig utilization for the fourth quarter was 37.0%, down from 69.4% in the fourth quarter of 2008 (“year-over-year”), but up from 30.6% in the third quarter of 2009 (“sequential”). Revenue days totaled 2,418, down 47% year-over-year, but up 21% sequentially. Average revenue per revenue day was $16,778, down 6% year-over-year and 5% sequentially. The decline is the result of lower market prices compared to last year and expiration of certain term contracts. Operating expenses for the quarter totaled $25.3 million, or $10,463 per revenue day, which represents both a year-over-year and sequential decline in daily expenses resulting from cost containment initiatives. Drilling margins totaled $15.3 million, or 38% of revenues, compared to 37% of revenues for both the previous quarter and the prior year period. Drilling margins per revenue day totaled $6,315, down less than 4% year-over-year and sequentially. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

2009 Annual Results

For the twelve months ended December 31, 2009, Union Drilling reported a net loss of $12.0 million, or $0.55 per share, on revenues of $168.9 million, compared to net income of $7.8 million, or $0.35 per diluted share, on revenues of $302.8 million in 2008. The net loss for 2009 includes non-cash charges totaling $4.1 million, or $0.14 per share, for asset impairments, while 2008 results include a non-cash charge of $7.9 million, or $0.36 per diluted share, for the impairment of goodwill. 2009 EBITDA was $36.2 million compared to $73.4 million in 2008.

Drilling margin for the year totaled $61.0 million, or 36% of revenues, compared to $106.7 million, or 35% of revenues in 2008. The Company totaled 9,700 revenue days on 37.4% utilization in 2009 versus 17,538 revenue days on 67.5% utilization last year. Revenue and drilling margin averaged $17,415 and $6,286 respectively per revenue day in 2009 compared to $17,264 and $6,083 during 2008.

Conference Call

Union Drilling’s management team will be holding a conference call on Friday, March 5, 2010, at 10:00 a.m. Eastern time. To participate in the call, dial (480) 629-9722 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through March 12, 2010 and may be accessed by calling (303) 590-3030 and using the pass code 4209011. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

UDRL-E

Statements we make in this press release that express a belief, expectation or intention, as well as those which are not historical fact, are forward-looking statements within the meaning of the federal securities laws and are subject to risks, uncertainties and assumptions. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential” or similar words. These matters include statements concerning management’s plans and objectives relating to our operations or economic performance and related assumptions, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, the continued availability of qualified personnel, and changes in, or our failure or inability to comply with, government regulations, including those relating to workplace safety and the environment. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties, including the risk factors described in our public filings with the Securities and Exchange Commission, including our Annual Report of Form 10-K. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

Union Drilling, Inc.

Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues
Total revenues	$40,569	$80,874	$168,922	$302,780

Cost and expenses
Operating expenses	25,299	51,260	107,956	196,100
Depreciation and amortization	12,076	11,044	47,719	44,298
Impairment charge	1,140	7,909	4,069	7,909
General and administrative	5,213	10,737	24,819	34,084

Total cost and expenses	43,728	80,950	184,563	282,391

Operating (loss) income	(3,159)	(76)	(15,641)	20,389

Interest expense	(236)	(173)	(794)	(845)
(Loss) gain on disposal of assets	(14)	351	(112)	606
Other income	23	60	121	211

(Loss) income before income taxes	(3,386)	162	(16,426)	20,361

Income tax (benefit) expense	(496)	3,877	(4,393)	12,611

Net (loss) income	$(2,890)	$(3,715)	$(12,033)	$7,750

(Loss) earnings per common share:
Basic	$(0.12)	$(0.17)	$(0.55)	$0.35

Diluted	$(0.12)	$(0.17)	$(0.55)	$0.35

Weighted-average common shares outstanding:
Basic	23,123,103	21,557,677	21,796,868	21,890,273

Diluted	23,123,103	21,557,677	21,796,868	22,005,118

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues	$40,569	$80,874	$168,922	$302,780
Operating expenses	$25,299	$51,260	$107,956	$196,100
Drilling margins	$15,270	$29,614	$60,966	$106,680

Revenue days	2,418	4,534	9,700	17,538
Marketed rig utilization	37.0%	69.4%	37.4%	67.5%

Revenue per revenue day	$16,778	$17,837	$17,415	$17,264
Operating expenses per revenue day	$10,463	$11,306	$11,129	$11,181
Drilling margin per revenue day	$6,315	$6,531	$6,286	$6,083

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2009	2008
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$6	$406
Accounts receivable (net of allowance for doubtful accounts of $1,379 and $1,495 at December 31, 2009 and 2008, respectively)	22,732	44,712
Inventories	1,944	1,536
Income tax recoverable	8,913	7,607
Prepaid expenses, deposits and other receivables	2,391	4,010
Deferred taxes	1,169	406

Total current assets	37,155	58,677
Intangible assets (net of accumulated amortization of $618 and $412 at December 31, 2009 and 2008, respectively)	1,582	1,788
Property, buildings and equipment (net of accumulated depreciation of $194,197 and $145,315 at December 31, 2009 and 2008, respectively)	254,063	275,757
Other assets	210	383

Total assets	$293,010	$336,605

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$8,180	$25,361
Current portion of notes payable for equipment	598	3,126
Financed insurance premiums	855	—
Current portion of customer advances	—	484
Accrued expense and other liabilities	4,511	9,127

Total current liabilities	14,144	38,098
Revolving credit facility	8,996	42,645
Long-term notes payable for equipment	173	1,974
Deferred taxes	53,157	48,633
Customer advances and other long-term liabilities	217	542

Total liabilities	76,687	131,892

Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 25,123,103 shares and 22,024,381 shares issued at December 31, 2009 and 2008, respectively	251	220
Additional paid in capital	169,288	144,113
Retained earnings	57,247	69,280
Treasury stock; 2,000,000 shares and 1,714,818 shares at December 31, 2009 and 2008, respectively	(10,463)	(8,900)

Total stockholders’ equity	216,323	204,713

Total liabilities and stockholders’ equity	$293,010	$336,605

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union Drilling’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union Drilling’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union Drilling’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Calculation of EBITDA:
Net (loss) income	$(2,890)	$(3,715)	$(12,033)	$7,750
Impairment charge	1,140	7,909	4,069	7,909

Net (loss) income excluding impairment charge	(1,750)	4,194	(7,964)	15,659
Interest expense	236	173	794	845
Income tax (benefit) expense	(496)	3,877	(4,393)	12,611
Depreciation and amortization	12,076	11,044	47,719	44,298

EBITDA	$10,066	$19,288	$36,156	$73,413

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Calculation of drilling margin:
Operating (loss) income	$(3,159)	$(76)	$(15,641)	$20,389
Depreciation and amortization	12,076	11,044	47,719	44,298
Impairment charge	1,140	7,909	4,069	7,909
General and administrative	5,213	10,737	24,819	34,084

Drilling margin	$15,270	$29,614	$60,966	$106,680

Revenue days	2,418	4,534	9,700	17,538

Drilling margin per revenue day	$6,315	$6,531	$6,286	$6,083